Second

Quarter

Report

To

Shareholders

2003

Six Months Ended

June 30

ASK ABOUT IT AT WORK

HIGHLIGHTS
•	Operating earnings per share on a diluted basis increased 15.8% for the second quarter excluding the effect of foreign currency translation (including the effect of the yen, operating earnings per share were up 21.1%).

•	The operating return on average shareholders’ equity was 22.7% for the quarter.

•	We purchased 2.8 million of AFLAC’s shares in the second quarter.

•	For the second time in 2003, the board of directors increased the quarterly cash dividend.

TO OUR SHAREHOLDERS:
     We are very gratified with AFLAC’s performance for the second quarter and first half of 2003. AFLAC Japan again produced better-than-expected sales and financial results. Although sales in the United States grew at a single-digit rate, AFLAC U.S. posted solid financial results in the quarter. Our overall operating results and financial performance were in line with expectations. At the same time, we were especially pleased that we achieved our primary financial objective by increasing operating earnings per diluted share 15.8% for the quarter before the effect of currency translation.

SECOND QUARTER RESULTS
     The stronger yen/dollar exchange rate enhanced the growth rates of our financial results in the second quarter, just as it did for the first three months of the year. However, we believe the best measure of AFLAC’s performance is to evaluate our results before the effect of the yen because currency changes are outside of our control. The chart on page four compares selected income statement items with and without foreign currency changes.

     Reflecting the stronger yen, total revenues were up 13.9% to $2.9 billion. Net earnings for the second quarter were $248 million, or $.48 per share on a diluted basis, compared with $212 million, or $.40 per share, a year ago. Net earnings in the second quarter of 2003 included realized investment losses of $5 million, or $.01 per diluted share, compared with realized investment losses of $3 million, or $.01 per share, a year ago. Net earnings in the quarter also included a gain of $13 million, or $.03 per diluted share, from the change in fair value of the interest rate component of the cross-currency swaps related to the company’s senior notes as required by SFAS 133. The impact of SFAS 133 in the second quarter of 2002 was also a gain of $13 million, or $.03 per diluted share.

     In addition to net earnings, the company views operating earnings, a non-GAAP financial measure, as an important indicator of financial performance. We believe the combined presentation and evaluation of operating earnings, together with net earnings, provides information that may enhance an investor’s understanding of the company’s underlying profitability and results of operations. Operating earnings presented in this report exclude the following items on an after-tax basis from net earnings: realized investment gains/losses and the impact from SFAS 133.

     Operating earnings were $240 million, compared with $202 million in the second quarter of 2002. Operating earnings per share on a diluted basis rose 21.1% to $.46, compared with $.38 per share in the second quarter of 2002. The stronger yen/dollar exchange rate increased operating earnings per share by $.02 during the quarter. Excluding the impact of the stronger yen, operating earnings per share increased 15.8%, which was in line with our objective for earnings growth in 2003. Operating return on average shareholders’ equity was 22.7% for the quarter.

     During the second quarter, we acquired 2.8 million shares of AFLAC stock. At the end of June 2003, we had approximately 13 million shares available for purchase under current repurchase authorization from the board of directors.

SIX MONTH RESULTS
     For the first half of 2003, total revenues grew 16.1% to $5.7 billion. Net earnings for the six months were $486 million, or $.93 per share on a diluted basis, compared with $395 million, or $.75 per share, a year ago. Net earnings for the six months included realized investment losses of $10 million, or $.02 per diluted share, compared with realized investment losses of $8 million, or $.01 per share, a year ago. Net earnings for the first half also included a gain of $13 million, or $.03 per diluted share, from the effect of SFAS 133, compared with a gain of $9 million, or $.02 per share for the first six months of 2002.

     Operating earnings for the six months were $483 million, or $.92 per diluted share, compared with $394 million, or $.74 per share in 2002. Excluding the $.04 per share benefit from the stronger yen, operating earnings per diluted share rose 18.9%.

AFLAC JAPAN
     AFLAC Japan produced strong sales and financial results in the quarter. Premium income in yen increased 6.4%. Net investment income was up 3.4%. Investment income growth in yen terms was restrained by the stronger yen/dollar exchange rate because approximately 29% of AFLAC Japan’s investment income is derived from dollar-denominated investments. Total revenues rose 6.0%. Due to the improvement in the benefit and expense ratios, the pretax operating profit margin expanded from 12.5% to 13.3%, which resulted in a 12.4% increase in pretax operating earnings. For the six months in yen, premium income increased 6.4%, while net investment income rose 2.7%. Total revenues were up 6.0% and pretax operating earnings grew 14.1%.

     The average yen/dollar exchange rate of 118.49 in the second quarter was 7.2% stronger than the average rate of 127.04 in the second quarter of 2002. For the six months, the average exchange rate was 118.71, or 9.3% stronger than the rate of 129.77 a year ago. The strengthening of the yen for the quarter and the first half of the year magnified the growth rates of AFLAC Japan as reported in dollars.

     Benefiting from the stronger yen, second-quarter premium income in dollars rose 14.0% to $1.8 billion. Net investment income increased 10.8% to $348 million. Total revenues were up 13.6% to $2.1 billion. Pretax operating earnings climbed 20.5% to $282 million. For the six months, premium income rose 16.2% to $3.5 billion. Net investment income was up 12.2% to $689 million. Total revenues increased 15.8% to $4.2 billion. Pretax operating earnings were $567 million, or 24.8% higher than a year ago.

     Investment yields in Japan declined sharply in the second quarter. However, by the end of June yields had risen substantially, although they still remained at relatively low levels. During the second quarter, we purchased yen-denominated investments at an average yield of 3.51%. Including dollar-denominated securities, our new money yield for the quarter was 3.86%. As of July 21, 2003, we had invested, or committed to invest, approximately 70% of our estimated 2003 cash flow at an average yield of 4.06%.

     AFLAC Japan’s sales momentum continued with another quarter of better-than-expected total new annualized premium sales. Total new annualized premium sales rose 11.3% to 33.0 billion yen, or $278 million, in the second quarter. These sales results were the best in AFLAC Japan’s history. For the first half of 2003, new sales increased 11.7% to 60.0 billion yen, or $506 million. Our sales results continued to benefit from our popular medical-related products. Rider MAX sold well despite difficult comparisons to last year and was the number one contributor to total new sales in the quarter. And sales of our new stand-alone medical policy, EVER, were 57% above last year’s second quarter. With Japan’s aging population and continued financial stress on the country’s national health care system, we expect demand for our affordable cancer life and medical products to remain strong. We now believe that AFLAC Japan’s total new annualized premium sales will increase 7% to 10% in yen terms for the full year.

AFLAC U.S.
     AFLAC U.S. posted strong financial results in the second quarter despite slower new sales growth. Premium income rose 17.2% to $637 million. Net investment income was up 7.1% to $87 million. Total revenues increased 15.9% to $727 million, while pretax operating earnings rose 6.2% to $104 million. For the six months, premium income advanced 18.1% to $1.3 billion, and net investment income rose 8.5% to $175 million. Total revenues increased 16.8% to $1.4 billion. Pretax operating earnings were up 10.7% to $211 million.

     As expected, AFLAC U.S. produced a single-digit increase in total new annualized premium sales for the quarter. Total new annualized premium sales rose 4.0% to $264 million in the second quarter. For the six months, new sales were up 6.3% to $521 million. We again experienced very strong sales results in several of our top producing states. Other states, particularly those where we have been aggressively expanding our sales coordinator base, lagged during the quarter. We believe the changes we have made to our sales infrastructure will benefit our organization as the year progresses. However, it will take time for these changes to take hold. For the third quarter, we believe sales will likely increase in the 6% to 13% range. And if third quarter sales are at the high end of that range, then increasing sales by 10% to 15% for the year is a reasonable expectation.

     Although we faced very difficult comparisons to last year’s second quarter, recruiting of new sales associates was up 2% for the second quarter and 4% for the six months. At the end of the second quarter, more than 57,100 licensed sales associates represented AFLAC in the United States. And the number of sales associates producing business for us on a monthly average basis rose 10.0% to 17,000 in the quarter. As we expand the number of sales coordinators, we should see continued growth of our sales force. That in turn should help us improve our sales growth and strengthen our leading position in the market for supplemental insurance products in the vast U.S. marketplace.

DIVIDEND
     For the second time this year, the board of directors has approved an increase in the quarterly cash dividend. The board increased the quarterly dividend 14.3% from $.07 to $.08 per share. The board had previously increased the quarterly dividend 16.7% in the first quarter of 2003. As a result, the third quarter dividend payment will be 33.3% higher than the dividend we paid in the third quarter of 2002. The third quarter dividend is payable on September 2, 2003, to shareholders of record at the close of business on August 14, 2003.

OUTLOOK
     Overall, our results for the first half of 2003 have been rewarding. With the exception of U.S. sales growth, we are pleased with AFLAC’s operating performance so far this year. Most importantly, we believe we are very well positioned for strong earnings growth in 2003. In May 2001, we established a 2003 objective of increasing operating earnings per diluted share 15% to 17% excluding the impact of the yen. Within that range, we set a specific target earlier this year of earning $1.80 per diluted share in 2003, or a 15.4% increase over 2002. With half of the year complete, we now expect to generate operating earnings per share growth at the high end of the 15% to 17% range. Beyond 2003, we expect our strong earnings growth to continue. Our objective for 2004 and 2005 is to increase operating earnings per diluted share by 15% excluding the impact of foreign currency translation. We believe those earnings objectives reflect the many opportunities we see for continued growth in the United States and Japan.

     As we look ahead, our principal challenge in the United States is to regain sales momentum. In Japan we continue to operate in a difficult economy accompanied by low interest rates. Yet we believe we can overcome those challenges and achieve our stated earnings objectives in the coming years. The United States is a vast and underserved market for supplemental health insurance products. In Japan we believe our strong balance sheet and affordable insurance products will continue to be attractive to consumers. And we believe we have competitive strengths that will enable us to tap into the potential of the U.S. and Japanese markets.

/s/ Daniel P. Amos Daniel P. Amos Chairman and Chief Executive Officer July 23, 2003

Foreign Currency Translation			Three Months Results		Six Months Results
Effect on Operating Results
			Including	Excluding	Including	Excluding
			Currency	Currency	Currency	Currency
			Changes	Changes(2)	Changes	Changes(2)

	Selected Percentage Changes (1)
	(For the periods ended	Premium income	14.8%	9.2%	16.7%	9.4%
	June 30, 2003 - unaudited)
		Net investment income	9.9	5.7	11.3	5.9
1	The numbers in this table are
	presented on an operating basis	Total benefits and
	as defined on page 1	Expenses	13.4	7.8	15.1	7.8

2	Amounts excluding foreign	Operating earnings	18.6	14.9	22.6	17.5
	currency changes were
	determined using the same yen/	Operating earnings per
	dollar exchange rate for the	diluted share	21.1	15.8	24.3	18.9
	current period as the comparable
	period in the prior year.

Consolidated Statements of Earnings (In millions, except for share and per-share amounts — Unaudited)	AFLAC Incorporated and Subsidiaries

	Three Months Ended June 30,			Six Months Ended June 30,

	2003	2002	% Change	2003	2002	% Change

Revenues:
Premiums, principally supplemental health insurance	$2,407	$2,097	14.8%	$4,779	$4,095	16.7%
Net investment income	436	397	9.9	866	778	11.3
Realized investment gains (losses)	(6)	(3)		(13)	(10)
Other income (losses)	24	22		37	21

Total revenues	2,861	2,513	13.9	5,669	4,884	16.1

Benefits and expenses:
Benefits and claims	1,827	1,610	13.5	3,627	3,144	15.4
Acquisition and operating expenses:
Amortization of deferred policy acquisition costs	115	96		228	185
Insurance commissions	282	255		555	498
Insurance expenses	233	197		460	394
Interest expense	5	5		11	9
Other operating expenses	22	28		41	47

Total acquisition and operating expenses	657	581	13.1	1,295	1,133	14.2

Total benefits and expenses	2,484	2,191	13.4	4,922	4,277	15.1

Earnings before income taxes	377	322	17.1	747	607	23.1
Income taxes	129	110		261	212

Net earnings	$248	$212	16.9%	$486	$395	22.9%

Net earnings per share:
Basic	$.48	$.41	17.1%	$.94	$.76	23.7%
Diluted	.48	.40	20.0	.93	.75	24.0

Common shares used in computing EPS (In thousands):
Basic	513,728	518,077	(.8)%	514,144	518,771	(.9)%
Diluted	522,713	529,606	(1.3)	523,588	529,613	(1.1)

Cash dividends per share	$.07	$.06	16.7%	$.14	$.11	27.3%

Reconciliation of Operating to Net Earnings	AFLAC Incorporated and Subsidiaries

	Three Months Ended June 30,			Six Months Ended June 30,

	2003	2002	% Change	2003	2002	% Change

Operating earnings	$240	$202	18.6%	$483	$394	22.6%
Reconciling items, net of tax:
Realized investment gains (losses)	(5)	(3)		(10)	(8)
SFAS 133	13	13		13	9

Net Earnings	$248	$212	16.9%	$486	$395	22.9%

Operating earnings per share — diluted	$.46	$.38	21.1%	$.92	$.74	24.3%
Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	(.01)		(.02)	(.01)
	SFAS 133.03	.03		.03	.02

Net earnings per share — diluted	$.48	$.40	20.0%	$.93	$.75	24.0%

Consolidated Balance Sheets	AFLAC Incorporated and Subsidiaries

(In millions, except for share and per-share amounts - Unaudited) June 30,	2003	2002

Assets:
Investments and cash:
Securities available for sale, at fair value:
Fixed maturities	$24,172	$21,698
Perpetual debentures	3,402	2,898
Equity securities	130	253
Securities held to maturity, at amortized cost:
Fixed maturities	8,332	6,986
Perpetual debentures	3,856	3,728
Other investments	29	19
Cash and cash equivalents	1,735	761

Total investments and cash	41,656	36,343
Receivables, primarily premiums	463	369
Accrued investment income	436	429
Deferred policy acquisition costs	4,460	4,076
Property and equipment, net	472	485
Other	343	239

Total assets	$47,830	$41,941

Liabilities and Shareholders’ equity:
Liabilities:
Policy liabilities:
Future policy benefits	$30,941	$28,511
Unpaid policy claims	1,839	1,912
Unearned premiums	454	417
Other policyholders’ funds	785	664
Notes payable	1,312	1,284
Income taxes	2,750	2,229
Payables for security transactions	6	269
Payables for return of cash collateral on loaned securities	1,257	—
Other	919	821

Total liabilities	40,263	36,107

Shareholders’ equity:
Common stock	65	65
Additional paid-in capital	392	354
Retained earnings	5,658	4,880
Accumulated other comprehensive income:
Unrealized foreign currency translation gains	238	219
Unrealized gains on investment securities	3,265	2,084
Minimum pension liability adjustment	(11)	—
Treasury stock	(2,040)	(1,768)

Total shareholders’ equity	7,567	5,834

Total liabilities and shareholders’ equity	$47,830	$41,941

Shareholders’ equity per share	$14.73	$11.28

Shares outstanding at end of period (In thousands)	513,594	517,369

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC’s investment activities; significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to parent company, and general economic conditions in the United States and Japan.

AFLAC Incorporated

Worldwide Headquarters 1932 Wynnton Road Columbus, Georgia 31999 Tel: (706) 323-3431 aflac.com

Customer Service

     Policyholders and claimants needing assistance may call (800) 99-AFLAC or (800) 992-3522. Sales associates should call (800) 462-3522.

Shareholder and Investor Inquiries

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Contact:

Kenneth S. Janke Jr. Senior Vice President, Investor Relations (800) 235-2667 or (706) 596-3264 Fax: (706) 324-6330 kjanke@aflac.com